EXHIBIT 99.7

CONSENT OF CITIGROUP GLOBAL MARKETS INC.

We hereby consent to the use of our name and to the inclusion of our opinion letter, dated June 26, 2003, as Appendix D to, and the reference thereto under the captions “Summary”, “The Merger—Background of the Merger”, “The Merger—New York Community’s Reasons for the Merger; Recommendation of New York Community’s Board of Directors”, “The Merger—Opinions of Financial Advisors” and “The Merger—Opinion of Citigroup Global Markets Inc. to New York Community” in, the Joint Proxy Statement/Prospectus of New York Community Bancorp, Inc. and Roslyn Bancorp, Inc., which Joint Proxy Statement/Prospectus is part of Amendment No. 3 to the Registration Statement on Form S-4 of New York Community Bancorp, Inc. By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

CITIGROUP GLOBAL MARKETS INC.

By

Jack D. McSpadden, Jr. Managing Director

New York, New York

September 19, 2003